Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made, entered into, and effective as of June 25, 2018 (the “Effective Date”), by and between Cipherloc Corporation a Texas Corporation, with its principal place of business located at 825 Main Street, Suite 100 Buda, TX 78610 (“Company”), and Milton Mattox, Ed. D, an individual located at 2155 S. 55th St. #3007,Tempe, AZ 85282 (“Employee”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, Company desires to employ Employee, and Employee desires to be employed as Vice President of Sales and Marketing and;

WHEREAS, Company desires to have an employment agreement with Employee as its Vice President of Sales and Marketing, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Parties hereto hereby agree as follows:

AGREEMENT

1. Term of Employment.

a. Specified Period. Company hereby employs Employee and Employee accepts employment with Company for a period of one year beginning on June 25, 2018 and terminating on June 24, 2019.

b. Renewal. This Agreement is subject to automatic renewal upon the same terms and conditions as set forth herein, unless either this Agreement is terminated pursuant to Section 8 hereof or a Party gives written notice to the other Party of its intent to terminate, at least 30 days prior to expiration of the then-current term.

c. Employment Term Defined. “Employment term” refers to the entire period of employment of Employee by Company, whether for the period provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Company and Employee.

2. Duties and Obligations of Employee.

Employee shall serve as Vice President of Sales and Marketing and shall report to the President. Employee shall faithfully and diligently perform all services and duties as may be requested and required of Employee by the President. Employee shall devote such time and attention on an exclusive basis to oversee the development of the Company’s Sales and Business Development. Employee at all times during the employment term shall strictly adhere to and obey all policies, rules and regulations established from time to time governing the conduct of employees of the Company.

3. Exclusivity, Non-Disclosure.

a. Devotion to Company Business. Employee agrees to perform Employee’s services efficiently and to the best of Employee’s ability. Employee agrees throughout the term of this Agreement to devote his time, energy and skill to the business of the Company and to the promotion of the best interests of the Company.

b. Trade Secrets. Employee agrees that he shall not at any time, either during or subsequent to his employment term, unless expressly consented to in writing by Company, either directly or indirectly use or disclose to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Company, including, but not limited to, information concerning the customers of Company, Company’s marketing methods, compensation paid to employees, independent contractors or suppliers and other terms of their employment or contractual relationships, financial and business records, know-how, or any other information concerning the business of Company, its manner of operations, or other data of any kind, nature or description. Employee agrees that the above information and items are important, material and confidential trade secrets and these affect the successful conduct of Company’s business and its goodwill.

c. Inventions and Patents. Employee agrees to disclose and to assign immediately to the Company, or to any persons designated by the Company, or at the Company’s option, any of the Company’s successors or assigns, all inventions or improvements which are or were made, conceived or reduced to practice by Employee, whether acting independently or with others, during the course of Employee’s employment with the Company, and which (i) were made, conceived of or first reduced to practice in the performance of any duties assigned to or undertaken by the Employee as an employee of the Company; or (ii) were made, conceived of or first reduced to practice with the use of the Company’s time, material, facilities or funds.

d. Third Party Information. Employee recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

e. Conflicting Employment. Employee agrees that, during the term of his employment with the Company, Employee will devote his full time and efforts to the Company and he will not engage in any other employment, occupation or consulting activity, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company without written consent of the Company.

f. Solicitation of Employees. By executing this Employment Agreement Employee agrees that for a period of eighteen (18) months immediately following the termination of Employee’s relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or Employee, with or without notice, Employee will not hire any employees of the Company and will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Employee or for any other person or entity.

g. Noncompetition Covenants. Employee further agrees that during the period of employment by the Company and for a period of two (2) years thereafter, regardless of the reason for the termination of such employment, Employee will not, directly or indirectly, whether alone or as a partner, joint venture, officer, director, consultant, employee, independent contractor or stockholder of any company or business organization, engage in any business activity and/or accept employment with any person or entity, which is or may be directly or indirectly in competition with the products or services being marketed, promoted, distributed, developed, planned, sold or otherwise provided by the Company. The ownership by Employee of not more than one percent of the shares of capital stock of any corporation having a class of equity securities traded on a national securities exchange shall not be deemed, in and of itself, to violate this section.

4. Compensation.

a. Salary. Subject to the termination of this Agreement as provided herein, Company shall compensate Employee for his services hereunder at an annual salary of $120,000.00 and payable in accordance with the Company’s practices, less normal payroll deductions, and prorated for the actual employment term.

b. Stock Compensation. Employee shall receive stock valued at $5,000 on a monthly basis commencing on the 25th day of July and each moth thereafter during the initial term of this Agreement. The value of the stock shall be the closing price on the 24th day of each month

c. Commissions. Employee shall receive a commission equal to 1% of the gross sales of the Company and said commission shall not exceed $1,000,000 per year.

d. Salary Increases; Bonuses. Employee shall receive such annual increases in salary and such additional compensation as may be determined by the Board of Directors of the Company in its sole discretion. Such salary increases, and/or additional compensation shall be paid to Employee on the anniversary date of this Agreement during the Employment Term, and at such other times as may be determined by the Board of Directors. Annual bonuses shall be equal to employees’ annual salary.

5. Employee Incentives. Employee shall be entitled to receive incentives under all incentive plans made available by Company or in the future to similarly situated employees, subject to the terms, conditions and overall administration of such plans, including but not limited to stock options, profit sharing, and any other incentive plans that the Company has or will make available to similarly situated employees.

6. Employee Benefits.

a. Vacation. Each full time Employee shall be entitled, during each employment year, to two weeks vacation, per annum, non-cumulative. Employee may be absent from his employment for Vacation only at such times as may be convenient to Company and Employee.

b. Medical Coverage. Company agrees to include Employee in the coverage of its medical and dental insurance when implemented.

c. Plan Participation. Employee shall be entitled to participate in or to receive benefits under all of Company’s employee benefit plans made available by Company or in the future to similarly situated employees, subject to the terms, conditions and overall administration of such plans, including but not limited to 401(k) plans, IRA plans, E.R.I.S.A Plans, any other retirement or benefit plans that the Company has made available to similarly situated employees.

7. Business Expenses.

Employee will be required to incur travel, meals, entertainment and other business expenses on behalf of the Company in the performance of Employee’s duties hereunder. Company will reimburse Employee for all such reasonable business expenses incurred by Employee in connection with Company’s business upon presentation of receipts or other acceptable documentation of the expenditures. In compensating Employee for expenses, the ordinary and usual business guidelines and documentation requirements shall be adhered to by Company and Employee.

8. Termination of Employment.

(1) Termination for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one of the following events:

(a) Employee’s material breach of any provision of this Agreement or of Executive Employee Confidentiality, Non-Competition and Invention Assignment Agreement of even date herewith, entered into by and between the Company and Employee, which breach is not cured within ten days after the Company provides Employee with written notice of the nature and existence of such material breach;

(b) Employee’s willful refusal to obey written directions of Employee’s supervisor of the Company (so long as such directions do not involve illegal or immoral or otherwise improper acts), which refusal continues for a period of five business days after notice to Employee by the Company, and which notice references such refusal and this Section 8.

(c) Employee’s failure to perform Employee’s duties and responsibilities with diligence and in accordance with the productivity and quality requirements of the Company, which failure continues for a period of ten business days after written notice to Employee by the Company of Employee’s failure to perform; provided, however, that if Employee has been provided written notice pursuant to this Section 8 on two separate occasions during the Initial Term, any subsequent failure by Employee to perform Employee’s duties and responsibilities in accordance with the Company’s requirements shall constitute Cause and the Company shall not be required to provide any written notice or opportunity for Employee to correct Employee’s performance prior to a termination of Employee’s employment by the Company;

(d) Employee’s repeated refusal to comply with Company written policies or requirements which are adopted by the Board of Directors from time to time and which apply to Employee’s responsibilities;

(e) Employee’s action, or failure to act, in violation of any provision of the Company’s standard employee guidelines, including but not limited to any policy concerning sexual harassment, substance abuse, as such policies may be in effect from time to time, if such violation of the Company’s policy would generally result in the termination of employment of a Company employee;

(f) Fraud or dishonesty by Employee, in the good faith opinion of the Board of Directors of the Company; or

(g) If Employee is convicted or admits to the commission of a criminal offense or act of moral turpitude that constitutes a felony in the jurisdiction in which the offense is committed.

(h) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

(2). Termination Upon Death or Disability.

i. Death. This Agreement shall be terminated immediately upon the death of Employee.

ii. Disability. Company reserves the right to terminate this Agreement if, due to illness or injury, either physical or mental, Employee is unable to perform Employee’s customary duties as an employee of Company, unless reasonable accommodation can be made to allow Employee to continue working, for more than 30 days in the aggregate out of a period of 12 consecutive months. The disability shall be determined by a certification from a physician. Such a termination shall be effected by giving ten days’ written notice of termination to Employee. Termination pursuant to this provision shall not prejudice Employee’s rights to receive disability insurance payments or the continued compensation pursuant to this Agreement.

iii. Without cause. Termination under this section for either death or disability shall not be considered “for cause” for the purposes of this Agreement.

(3). Effect of Merger, Transfer of Assets, or Dissolution. Without the prior written consent of Employee, this Agreement shall not be terminated by any voluntary or involuntary dissolution of Company resulting from a merger or consolidation in which Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Company. In the event of any such merger or consolidation or transfer of assets, Employee’s rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Company’s assets, unless Employee agrees otherwise.

(4). Payment on Termination. If Company terminates this Agreement “without cause,” it shall pay “Severance Benefits” to the Employee. Severance Benefits shall mean, for purposes of this Agreement, a cash payment equal to the aggregate compensation payable to the Employee during the remaining term of this Agreement, including all salary, commissions, bonuses and other compensation.

(5). Termination by Employee.

i. Without Cause. Employee may terminate this Agreement without cause upon 30 days’ prior written notice to Company.

ii. With Cause. Employee may terminate this Agreement immediately with cause, in which event Employee shall receive the Payment on Termination in accordance with Section 8(4) herein. For the purposes of this Agreement, “cause” for termination by Employee shall be a breach of any material covenant or obligation hereunder; or the termination of this Agreement without the prior written consent of Employee due to the voluntary or involuntary dissolution of the Company, any merger or consolidation in which the Company is not the surviving or resulting corporation, or any transfer of all or subsequently all of the assets of Company.

9. General Provisions.

a. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto their respective devisees, legatees, heirs, legal representatives, successors, and permitted assigns. The preceding sentence shall not affect any restriction on assignment set forth elsewhere in this Agreement.

b. Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile/electronic transmission to the addresses of the Parties as follows:

To Company:
Cipherloc Corporation
825 Main Street, Suite 100
Buda, TX 78610
Email:mdgl@Cipherloc.net
Attn: President

To Employee:

Milton Mattox, Ed. D
2155 S. 55th St. #3007
Tempe, AZ 85282
Email: mcmattox@cox.net

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by facsimile/electronic transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

c. Sums Due Deceased Employee. If Employee dies prior to the expiration of the employment term, any sums that may be due him from Company under this Agreement as of the date of death shall be paid to Employee’s executors, administrators, heirs, personal representatives, successors, and assigns.

d. Assignment. Subject to all other provisions of this Agreement, any attempt to assign or transfer this Agreement or any of the rights conferred hereby, by judicial process or otherwise, to any person, firm, Company, or corporation without the prior written consent of the other Party, shall be invalid, and may, at the option of such other Party, result in an incurable event of default resulting in termination of this Agreement and all rights hereby conferred.

e. Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

f. Jurisdiction. The parties submit to the jurisdiction of the Courts of the State of Texas or a Federal Court impaneled in the State of Texas for the resolution of all legal disputes arising under the terms of this Agreement.

g. Indemnification. Company shall indemnify, defend and hold Employee harmless, to the fullest extent permitted by law, for all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney’s fees that Employee shall incur or suffer that arise from, result from or relate to the discharge of Employee’s duties under this Agreement. Company shall maintain adequate insurance for this purpose or shall advance Employee any expenses incurred in defending any such proceeding or claim to the maximum extent permitted by law.

h. Entire Agreement. Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the Parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

i. Severability. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance wherefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

j. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the Parties, and shall not affect this Agreement or the construction of any provisions herein.

k. Modification. No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all Parties hereto.

l. Attorneys’ Fees. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing Party in any such proceeding shall be entitled to recover from the losing Party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

m. Taxes. Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the Party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the Party required to withhold such tax shall furnish to the Party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

n. Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the Parties. This Agreement is not intended for the benefit of creditors of the Parties or other third Parties and no rights are granted to creditors of the Parties or other third Parties under this Agreement. Under no circumstances shall any third party, who is a minor, be deemed to have accepted, adopted, or acted in reliance upon this Agreement.

o. Counterparts. This Agreement may be executed in several counterparts and it shall not be necessary for each Party to execute each of such counterparts, but when all of the parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each Party in accordance with its terms.

p. Facsimile Signatures. The parties hereto agree that this Agreement may be executed by facsimile signatures and such signatures shall be deemed originals. The parties further agree that within ten days following the execution of this Agreement, they shall exchange original signature pages.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

COMPANY:

Cipherloc Corporation, a Texas Corporation

/s Michael De La Garza
By:	Michael De La Garza
Its:	President/CEO

EMPLOYEE:

Milton Mattox, Ed. D

/s/ Milton Mattox
By:	Milton Mattox, Ed. D